Filed pursuant to Rule 424(b)(3)
                                                             File No. 333-101498

                SECOND PROSPECTUS SUPPLEMENT DATED JUNE 25, 2003

                                       TO

                       PROSPECTUS DATED DECEMBER 20, 2002

                                2,392,143 SHARES

                                  VAXGEN, INC.

                                  COMMON STOCK

      This Second Prospectus Supplement supplements the prospectus dated December 20, 2002 and the First Prospectus Supplement dated March 26, 2003 (collectively, the "Prospectus") of VaxGen Inc. relating to the public offering and sale by selling stockholders described therein. This prospectus supplement contains information on ownership of shares of our Common Stock (the "Common Stock") beneficially owned and offered under the prospectus. This Second Prospectus Supplement should be read in conjunction with the Prospectus, and this Second Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this Second Prospectus Supplement supersedes the information contained in the Prospectus.

The table and related footnotes on page 15 of the Prospectus setting forth information concerning the selling stockholders are amended (a) to replace the information for each selling stockholder set forth in that table with the information set forth below and (b) to add information for each selling stockholder in the footnotes as follows:

-------------------------------------------------------------------------------------------------
                                       Shares
                                    Beneficially                              Shares Beneficially
                                   Owned Prior to    Shares Offered by this     Owned After the
    Selling Stockholder            the Offering(1)        Prospectus(2)              Offering
-------------------------------------------------------------------------------------------------
Halifax Fund, L.P.(3)                 456,426               764,179                    --
-------------------------------------------------------------------------------------------------
Societe Generale(4)                   657,116               127,363                 529,753
-------------------------------------------------------------------------------------------------
CD Investment Partners, Ltd.(5)        97,907                76,417                  21,490
-------------------------------------------------------------------------------------------------
SDS Merchant Fund, L.P.(6)            304,269                50,946                 253,323
-------------------------------------------------------------------------------------------------

      (1) Assumes, as of June 25, 2003, conversion of 585 shares of outstanding Series A preferred stock and exercise of all outstanding warrants held by the selling stockholders at a price of $12.324 per share. Under certain circumstances, the conversion price for the Series A preferred stock and the exercise price for the warrants can fluctuate significantly. Thus, the number of shares of common stock that the selling stockholders may acquire upon conversion of the Series A preferred stock and exercise of warrants could significantly increase over time in the event of price adjustments to the conversion or exercise price.

      (2) Includes (a) 2,392,143 shares previously registered pursuant to the registration statement on Form S-3 (File No. 333-101498) less (b) 1,018,905 shares previously sold pursuant to the registration statement on Form S-3 (File No. 333-101498) as of the date of this Second Prospectus Supplement.

      (3) Shares beneficially owned prior to the offering include 456,426 shares of common stock issuable on exercise of a warrant. Shares offered by this prospectus include (a) 456,426 shares of common stock issuable on exercise of a warrant and (b) 307,753 shares as its pro rata portion of additional shares that may be issued upon future adjustments to the exercise price of the warrant.

      (4) Shares beneficially owned prior to the offering include (a) 429,477 shares of common stock owned pursuant to the conversion of shares of Series A preferred stock, (b) 151,568 shares of common stock issuable on conversion of 435 shares of Series A preferred and (c) 76,071 shares of common stock issuable on exercise of a warrant. Shares offered by this prospectus include (a) 76,071 shares of common stock issuable on exercise of a warrant and (b) 51,292 shares as its pro rata portion of additional shares that may be issued upon future adjustments to the exercise price of the warrant.

      (5) Shares beneficially owned prior to the offering include (a) 52,265 shares of common stock issuable on conversion of 150 shares of Series A preferred stock and (b) 45,642 shares of common stock issuable on exercise of a warrant. Shares offered by this prospectus include (a) 45,642 shares of common stock issuable on exercise of a warrant and (b) 30,775 shares as its pro rata portion of additional shares that may be issued upon future adjustments to the exercise price of the warrant.

      (6) Shares beneficially owned prior to the offering include (a) 273,840 shares of common stock owned pursuant to the conversion of Series A preferred stock and (b) 30,429 shares of common stock issuable on exercise of a warrant. Shares offered by this prospectus include (a) 30,429 shares of common stock issuable on exercise of a warrant and
            (b) 20,517 shares as its pro rata portion of additional shares that may be issued upon future adjustments to the exercise price of the warrant.

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Second Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

         The date of this Second Prospectus Supplement is June 25, 2003.